Exhibit 23

                         Independent Auditors' Consent

The Board of Directors and Stockholders of
A.P. Green Industries Inc.:

         We consent to the inclusion of our report dated February 9, 1998, with respect to the consolidated statements of financial position of A.P. Green Industries, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 8-K of Global Industrial Technologies, Inc. dated July 1, 1998.



                                               /s/ KPMG Peat Marwick LLP





St. Louis, Missouri
July 7, 1998